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                                                                   EXHIBIT 13(f)

                              PURCHASE AGREEMENT
                              ------------------


     The PNC(R) Fund (the "Fund"), a Massachusetts business trust, and Provident Distributors, Inc. ("PDI"), a Delaware corporation, hereby agree as follows:

     1. The Fund hereby offers PDI and PDI hereby purchases ten Series B Investor Shares of the Fund's Money Market Portfolio (the "Series B Investor Money Market Shares") for $1 per share. The Fund hereby acknowledges receipt from PDI of funds in the total amount of $10 in full payment for the Series B Investor Money Market Shares.

     2. The Fund hereby offers PDI and PDI hereby purchases one Series B Investor Share of each of the Fund's Managed Income, Tax-Free Income, Intermediate Government, Ohio Tax-Free Income, Pennsylvania Tax-Free Income, Value Equity, Growth Equity, Index Equity, Small Cap Value Equity, Short-Term Bond, Intermediate-Term Bond, Small Cap Growth Equity, Core Equity, International Fixed Income, Government Income, International Emerging Markets, International Equity and Balanced Portfolios (the "Series B Investor Non-Money Market Shares") at the prices per share set forth in Appendix A hereto. The Fund hereby acknowledges receipt from PDI of funds in the total amount of $186.78 for the Series B Investor Non-Money Market Shares.

     3. PDI represents and warrants to the Fund that the Series B Investor Money Market Shares and the Series B Investor Non-Money Market Shares are being acquired for investment purposes and not with a view to the distribution thereof.


     IN AGREEMENT WHEREOF, and intending to be legally bound hereby, the parties hereto have executed this Agreement as of September 30, 1994.


                                    THE PNC(R)FUND


                                    By:
                                        -----------------------------
                                          its:


                                    PROVIDENT DISTRIBUTORS, INC.


                                    By:
                                        -----------------------------
                                          its:
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                                                                               2


                                  APPENDIX A
                                  ----------


                                                 PRICE PER
          PORTFOLIO                     SERIES B INVESTOR SHARE(1)
          ---------                     --------------------------
Managed Income                                      $ 9.79
Tax-Free Income                                     $10.04
Intermediate Government                             $ 9.64
Ohio Tax-Free Income                                $ 9.60
Pennsylvania Tax-Free Income                        $ 9.83
Value Equity                                        $11.62
Growth Equity                                       $10.16
Index Equity                                        $10.93
Small Cap Value Equity                              $13.58
Short-Term Bond                                     $ 9.58
Intermediate-Term Bond                              $ 9.05
Small Cap Growth Equity                             $10.12
Core Equity                                         $ 9.92
International Fixed Income                          $10.00
Government Income                                   $10.00
International Emerging Markets                      $10.54
International Equity                                $10.40
Balanced                                            $11.98


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 (1)      equal to the net asset value per Series B Investor Share on September
          30, 1994